SUB-ITEM 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO VAN KAMPEN INTERNATIONAL ADVANTAGE FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen International Advantage Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                                Votes    Votes     Broker
Matter                                                              Votes For  Against  Abstain  Non-Votes
------                                                              ---------  -------  -------  ---------
(1) Approve an Agreement and Plan of Reorganization                 3,617,977  175,576  255,434      0